EXHIBIT 11

            COMMUNITY PSYCHIATRIC CENTERS AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS PER SHARE

                               Nine Months Ended    Three Months Ended
                                    August 31,         August 31,
                                 1994      1993      1994      1993
                              -------------------   -----------------
                            (Amounts in thousands, except per share data)

Weighted average
  common shares <F1>            $43,378  $ 42,939  $ 43,390 $ 42,941

Net Earnings (Loss)             $ 4,681  $(30,377) $  1,667 $  4,068
                                =======  ========  ======== ========


Earnings (Loss) per share       $   .11  $   (.71) $    .04 $    .09
                                =======  ========  ======== ========

     Dilutive common stock equivalents are less than 3% of weighted average common shares outstanding.


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